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                 [Sutherland, Asbill & Brennan LLP Letterhead]

                                                                  Exhibit 12.m.2

                              December 8, 2000


Allied Capital Corporation
1919 Pennsylvania Avenue, N.W.
Washington, D.C. 20006

Ladies & Gentlemen:

     You have requested our opinion regarding certain federal income tax consequences of the merger (the "Merger") of Allied Capital B Sub Corporation ("Sub"), a Delaware corporation and a direct wholly owned subsidiary of Allied Capital Corporation, a Maryland corporation ("Parent"), with and into BLC Financial Services, Inc., a Delaware corporation (the "Company").


     In formulating our opinion, we examined such documents as we deemed appropriate, including the Agreement and Plan of Merger dated as of November 1, 2000, among Parent, Sub, and the Company (the "Merger Agreement"), the Proxy Statement/Prospectus (the "Proxy Statement") filed by the Company with the Securities and Exchange Commission (the "SEC"), and the Registration Statement on Form N-14, as filed by Parent with the SEC on November 8, 2000, in which the Proxy Statement is included as a prospectus (with all amendments thereto, the "Registration Statement"). In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of Parent and the Company. Any capitalized term used but not defined herein has the meaning given to such term in the Merger Agreement.


     Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Merger set forth in the Merger Agreement, the Proxy Statement, and the Registration Statement, (2) the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement, the Proxy Statement, and the Registration Statement, (3) the accuracy of (i) the representations made by Parent and Sub which are set forth in the certificate delivered to us by Parent, dated the date hereof, and (ii) the representations made by the Company which are set forth in the certificate delivered to us by the Company, dated the date hereof, and (4) that any representations made in such certificates which are qualified by knowledge or qualifications of like import are accurate without such qualification.
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BLC Financial Services, Inc.
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          Based upon the facts and statements set forth above and our examination and review of the documents referred to above, and subject to the assumptions set forth above and qualifications set forth below, we are of the opinion that, for federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). In addition, we are of the opinion that, for federal income tax purposes, (i) Parent, Sub, and the Company will each be a party to the reorganization within the meaning of Section 368(b) of the Code;
(ii) no gain or loss will be recognized by Parent, Sub, or the Company as a result of the Merger; (iii) no gain or loss will be recognized by a Company shareholder who receives solely shares of Parent common stock in exchange for Company common stock; (iv) the tax basis of the shares of Parent common stock received by a Company shareholder will be equal to the tax basis of the Company common stock exchanged therefore; and (v) the holding period of the shares of Parent common stock received by a Company shareholder will include the holding period of the Company common stock exchanged therefore, provided that such Company common stock was held as a capital asset within the meaning of Section 1221 of the Code at the Effective Time of the Merger.

          Our opinions are based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions, and representations on which we have relied, may affect the continuing validity of the opinions set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the "Legal Matters" section of the prospectus included in the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


                                        Very truly yours,

                                        SUTHERLAND ASBILL & BRENNAN LLP


                                        By: /s/ Michael Miles
                                            -------------------------
                                            Michael R. Miles